Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 2, 2025, with respect to the financial statements of Zhonglian Jinan Insurance Brokerage Co., Ltd. included in the Current Report on Form 6-K and incorporated by reference in the Registration Statement (Form F-1 No. 333-286140) and related Prospectus of Zhibao Technology Inc. for the registration of up to 8,865,249 Class A Ordinary Shares issuable upon conversion of a senior secured convertible promissory note and up to 686,677 Class A Ordinary Shares issuable upon exercise of warrants.

/s/ HYYH CPA. LLC

Baltimore, Maryland

July 2, 2025